Exhibit 3.43

CERTIFICATE OF FORMATION

OF

HALLIWELL ENGINEERING ASSOCIATES, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST. The name of the limited liability company formed hereby is Halliwell Engineering Associates, LLC (the “LLC”).

SECOND. The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Executed on November 4, 1999

/s/ John P. Vail
John P. Vail, Authorized Person

CERTIFICATE OF AMENDMENT

OF

HALLIWELL ENGINEERING ASSOCIATES, LLC

1.	The name of the limited liability company is

Halliwell Engineering Associates, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is changed to

ARAMARK Engineering Associates, LLC

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Halliwell Engineering Associates, LLC this 25th day of July, 2002.

/s/ Priscilla M. Bodnar
Priscilla M. Bodnar, Secretary